As Filed with the Securities and Exchange Commission on March 2, 1999
                                                      Registration No. 333-70535
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             BASE TEN SYSTEMS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

     New Jersey                                    22-1804206
----------------------------------      --------------------------------------
(State or Other Jurisdiction           (I.R.S. Employer Identification Number)
 of Incorporation or Organization)

                              One Electronics Drive
                            Trenton, New Jersey 08619
                                 (609-586-7010)
    ------------------------------------------------------------------------
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                Thomas E. Gardner
                             Base Ten Systems, Inc.
                              One Electronics Drive
                                Trenton, NJ 08619
                                 (609-586-7010)
             --------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

        Approximate Date of Commencement of Proposed Sale to the Public:
  From time to time following the effective date of this Registration Statement

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans please check the following box: ____

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ____

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: _____

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement for the same offering: _____

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: _____
================================================================================
                         CALCULATION OF REGISTRATION FEE
================================================================================

   Title of Each                Amount           Proposed Maximum         Proposed Maximum             Amount of
Class of Securities             to be             Offering Price              Aggregate               Registration
 to be Registered           Registered(1)            Per Unit              Offering Price                 Fee
========================= =================== ======================== ======================== =========================

Class A Common Stock,
$1.00 par value               17,585,131(2)          $2.65(3)             $ 46,160,968.88               $12,833
------------------------- ------------------- ------------------------ ------------------------ -------------------------



Total Fee                                                                                               $12,833 (4)
========================= =================== ======================== ======================== =========================


(1) Pursuant to Rule 416, this Registration Statement also relates to an indeterminate number of additional shares of Class A Common Stock issuable upon exercise of 1,579,968 warrants and conversion of Series B Preferred Shares pursuant to stock splits, stock dividends and similar transactions.

(2) The calculation of the shares issuable upon conversion of Series B Preferred Shares and upon exercise of Series B Warrants includes a number of Series B Preferred Shares to be issued prior to the effectiveness of this Registration Statement prorated to March 15, 1999. The actual number of shares offered will be lower if this Registration Statement is declared effective prior to March 15, 1999. For purposes of estimating the number of shares of Common Stock to be included in this Registration Statement, the Company calculated 150% of the number of shares of Common Stock issuable in connection with the conversion of the Company's Series B Preferred Shares and 100% of the Class A Common Stock issuable upon exercise of the Series A Warrants and the Series B Warrants.

(3) Estimated solely for the purpose of calculating the amount of the registration fee, and pursuant to Rule 457(c), based on the average of the high and low sales prices of the Class A Common Stock, as reported on the Nasdaq National Market on January 12, 1999.

(4)  Submitted with January 13, 1999 filing.



================================================================================

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS





                 Up to 17,585,131 Shares of Class A Common Stock
                     Offered by certain Selling Stockholders




                             BASE TEN SYSTEMS, INC.




         This is an offering by certain Selling Stockholders, identified in this prospectus, of up to 17,585,131 shares of Class A Common Stock of Base Ten Systems, Inc.

         The Selling Stockholders may offer the Shares through public or private transactions at prevailing market prices, at prices related to such prevailing market prices or at privately negotiated prices. See "Plan of Distribution" for a discussion of the methods of sale the Selling Stockholders or their pledgees, donees, transferees or other successors in interest may use to offer the Shares.

         Base Ten will not receive any proceeds from the sale of the Shares by the Selling Stockholders. We have indemnified the Selling Stockholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended. We will bear all expenses in connection with the registration and sales of the Shares, other than underwriting discounts and selling commissions and fees and expenses of counsel and other advisers to the Selling Stockholders.

         On January 12, 1999, the last reported sale price of the Class A Common Stock on the Nasdaq National Market was $2.50. The Class A Common Stock is traded under the Nasdaq symbol "BASEA."

         See "Risk Factors" beginning on page 3 for a discussion of certain factors that you should consider before you invest in the Class A Common Stock being sold with this prospectus.



--------------------------------------------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------





                 The date of this Prospectus is ________________


                                TABLE OF CONTENTS



Where You Can Find More Information about Base Ten Systems, Inc.................................................... 1


Summary............................................................................................................ 2


Risk Factors....................................................................................................... 3

         History of Losses; No Assurance of Profitability.......................................................... 3

         Shift in Focus of Business................................................................................ 3

         Dependence on Software Systems............................................................................ 3

         Uncertain Funding and Market Acceptance of Certain Products............................................... 3

         Liquidity................................................................................................. 3

         Year 2000 Compliance...................................................................................... 4

         Limited Marketing Experience; Reliance on Third-Party Distribution Assistance............................. 4

         Technical Obsolescence; Changing Requirements for Software Systems........................................ 4

         Competition............................................................................................... 4

         Product Defects; Product Liability........................................................................ 5

         Reliance on Single Sources of Supply and Continued Support for Certain Software........................... 5

         Proprietary Rights........................................................................................ 5

         Dependence on Key Personnel............................................................................... 5

         Foreign Trade and Currency Exchange Related Risks......................................................... 5

         Regulation................................................................................................ 5

         Inability to Pay Dividends................................................................................ 6

         Effect of Actual or Potential Future Conversions Below Market Price....................................... 6

         Dilution.................................................................................................. 6

Selling Stockholders............................................................................................... 7


Use of Proceeds.................................................................................................... 8


Plan of Distribution............................................................................................... 8



        WHERE YOU CAN FIND MORE INFORMATION ABOUT BASE TEN SYSTEMS, INC.



         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (SEC). You may read and copy any of the information on file with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Copies of the filed documents can be obtained by mail from the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W. Washington, D.C. 20549 at prescribed rates. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Filed documents are also available to the public at the SEC's Web site at http://www.sec.gov.



         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares offered are sold.

         1. Annual Report on Form 10-K for the year ended October 31, 1997 and the Amendment to Annual Report on Form 10-K/A for the year ended October 31, 1997.

         2. Quarterly Report on Form 10-Q for the transition period from November 1, 1997 to December 31, 1997 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998.

         3. Current Reports on Form 8-K, filed November 12, 1997, December 18, 1997, January 9, 1998, February 2, 1998, March 6, 1998, March
               9, 1998, March 16, 1998,  April 23, 1998,  November 20, 1998, and
               January 13, 1999, Form 8-K/A-1 filed May 5, 1998, and Form 8-K/A-2 filed May 11, 1998.

         4. The Description of the Company's Capital Stock contained in the Current Report on Form 8-K, filed January 13, 1999.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         You can request, and we will send to you, without charge, copies of documents that are incorporated by reference in this Prospectus but which are not delivered to you (other than exhibits to such documents which are not specifically incorporated by reference). You may request these copies by writing or telephoning the Company at: Base Ten Systems, Inc., One Electronics Drive, Trenton, New Jersey 08619, Attention: William F. Hackett, telephone number (609) 586-7010.

         You should rely on the information incorporated by reference or provided in this Prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information.

                                     SUMMARY


         The  following  summary is  qualified  in its  entirety by the detailed
information  and  consolidated   financial   statements  included  elsewhere  or
incorporated by reference in this Prospectus.

         The Company. We develop, manufacture and market computer software systems that assist manufacturers in industries regulated by the Food and Drug Administration (FDA). Our software systems aid our customers in complying with FDA guidelines and improve our customer's overall productivity. Our software systems include BASE10 ME(TM) and BASE10 FS(TM), which are "management execution systems." BASE10 ME(TM) uses Windows NT operating systems and BASE10 FS(TM) uses HP-UX and Digital VAX/VMS operating systems. Our software systems also include BASE10 CS(TM), which is a "clinical supplies management system." This software system assists manufacturers in production during various phases of clinical trials. BASE10 CS(TM) uses Windows NT operating systems. Our software systems primarily target three FDA regulated industries: (1) human drugs, biologics, and medical devices, (2) chemicals, and (3) food and cosmetics. We design our software systems to help customers comply with FDA regulations, including current Good Manufacturing Practice (cGMP), which involves inventory, dispensing, production and packaging.

         We also develop and market other medical devices, including uPACs(TM) and Prenval(TM). uPACS(TM) is an ultrasound picture archiving communications systems that digitizes, records and stores images on CD-ROM as an alternative to film and video storage. In 1997 we formed a limited liability company (LLC) with an individual investor who currently is a principal stockholder of Base Ten. We contributed uPACs(TM) technology to the LLC and the investor contributed $3 million to the LLC to fund required further development of the technology. We have a 9% interest in the LLC and the investor has a 91% interest in the LLC. Our percentage interest will increase if the other member's distributions reach a certain level. The PRENVAL(TM) software program analyzes results of blood tests for prenatal detection of certain birth defects. We receive revenue from PRENVAL(TM) from a license to Johnson & Johnson, who markets the product in Europe under the name Prenata(TM).

         The Offering. This offering of up to 17,585,131 shares of Class A Common Stock of Base Ten Systems, Inc. is by certain Selling Stockholders. The shares offered consist of the following:

(1) 10,166,666 Shares by one Selling Stockholder. We issued 6,666,666 Shares in a private placement to the Selling Stockholder. We may issue 1,000,000 Shares upon exercise of warrants we issued to the Selling Stockholder that are exercisable at $3.00 per share. Upon conversion of a convertible debenture upon the effectiveness of the registration statement of which this prospectus is a part we issued 2,500,000 Shares to a trust, of which the Selling Stockholder is trustee.

(2) 5,718,496 Shares that we may issue to some of the Selling Stockholders upon conversion of Series B, Convertible Preferred Stock (Series B Preferred Shares). We issued Series B Preferred Shares to some of the Selling Stockholders upon the effectiveness of the registration statement of which this prospectus is a part. We issued the Series B Preferred Shares in exchange for the Selling Stockholders' shares of Series A, Convertible Preferred Stock (Series A Preferred Shares).

(3) 1,329,969 Shares that we may issue to some of the Selling Stockholders upon conversion of warrants we issued with the Series A Preferred Shares and warrants we issued with the Series B Preferred Shares. We issued warrants to purchase 720,000 shares of Class A Common Stock to certain holders of Series A Preferred Shares in December 1997 (Series A Warrants). We amended 609,968 Series A Warrants when we issued the Series B Preferred Shares to, among other things, decrease the exercise price from $16.25 to $3.00 per share. We amended 110,032 Series A Warrants when we issued the Series B Preferred Shares to allow for a change in exercise price in certain circumstances.

         We issued warrants to purchase 609,969 shares of Class A Common Stock that are exercisable at $3.00 per share to holders of Series B
         Preferred Shares (Series B Warrants) when we issued the Series B Preferred Shares.

(4) 370,000 Shares that we may issue to some of the Selling Stockholders upon exercise of warrants and options we issued for consulting and placement agent services. We issued warrants to purchase 350,000 shares of Class A Common Stock, that are exercisable at $3.00 per share, in connection with placement agent services for the placement of shares and convertible debentures. We issued options to purchase 20,000 shares of Class A Common Stock to a consultant, half of which are exercisable at $2.00 per share and half of which are exercisable at $3.50 per share.


                                  RISK FACTORS


         Before you invest in our Class A Common Stock, you should be aware that there are various risks, including those described below. You should carefully consider these risk factors together with all of the other information included in this registration statement before you decide to purchase shares of our Class A Common Stock.

Forward-Looking Information

         Some of the information in this registration statement contains forward-looking statements. You can identify these forward-looking statements with words like "believe," "expect," "may," "will," "should," "anticipate," "estimate," "continue," "goal" and other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When you consider these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this registration statement. The risk factors and other uncertainties in this registration statement could cause actual results to differ materially from those contained in any forward-looking statement. We do not undertake to publicly update or revise any forward-looking statements.

History of Losses; No Assurance of Profitability

         Our net losses from continuing operations were $8.4 million in fiscal 1996 and $16.0 million in fiscal 1997. These losses resulted primarily from (1) interest, (2) write-offs of capitalized software, (3) expenses of non-capitalized development of our software systems, (4) amortization of software development expenses from prior periods, (5) marketing and sales expenses, (6) transaction costs related to the sale of our defense-related assets, and (7) expenses created by changes in our senior management.

         We anticipate that our losses will continue in 1998 and possibly in subsequent periods. Our profitability depends on our (1) development and testing of our software systems, (2) marketing success, (3) delivery and installation efficiency, (4) customer validation rates for our systems, and (5) successful competition in our marketplace. While we can give no assurances, our goal is to break-even in 1999 and achieve profitability in 2000.

Shift in Focus of Business

         Historically, our business focused on developing electronic systems for the defense industry. In the early 1990s, we began developing software for the pharmaceutical and medical device manufacturing industries. On December 31, 1997, we sold our defense-related assets to Strategic Technology Systems, Inc. Our business now primarily focuses on the development, production and manufacture of software systems for FDA-regulated manufacturers. Our ability to generate revenue depends on our ability to successfully implement this new business strategy, of which there can be no assurance.

Dependence on Software Systems

         Our growth and profitability depend on the success of our software systems. We integrate our software systems with our customers' existing hardware platform and operating systems. We then test and modify these installations at our own expense. Each installation is complete only when our customer provides formal validation. Our business operations and financial condition may be adversely affected if (1) our software systems do not perform properly, (2) we do not timely install and test the software systems as obligated under outstanding contracts, (3) our customers do not validate our installations, or
(4) our existing or future customers cancel outstanding contracts.

Uncertain Funding and Market Acceptance of Certain Products

         The success of the LLC's operations depend on its ability to first develop the uPACS(TM) technology and then to market it. The LLC currently does not have sufficient funds to further develop the uPACS(TM) technology. We are seeking a buyer for a majority interest in the LLC to provide additional funding for product development and marketing. Sale proceeds would facilitate the LLC's marketing of its new Imaging Diagnostics Archiving Version 2.0 product line. There can be no assurance that (1) the LLC will have sufficient funds to further develop its products, or (2) the LLC will commence sales of its products.

Liquidity

         We believe that cash generated by our operations and existing capital resources will provide sufficient funds for our operations through fiscal 1999. If, however, orders for our products and services decrease during 1999 and revenue is lower than expected, we may reduce our operating costs or seek alternative financing. Cost reductions could have an adverse effect on our business operations. Further, we cannot assure our ability to obtain alternative financing on acceptable terms, if at all.

Year 2000 Compliance

         Some computers, software and other equipment include programming code that abbreviate calendar year data to only two digits. As a result of this design decision, some of these systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900, rather than 2000. We have reviewed our internal computer programs and systems and software that we develop and sell to customers to determine if the programs and systems will be Year 2000 compliant.

         With respect to internal systems, we currently believe we have identified substantially all of the major computers, software applications and related equipment used in our internal operations that must be replaced or upgraded. We presently believe that internal systems that are not Year 2000 compliant will be replaced or upgraded in the normal replacement cycle prior to the year 2000. We currently believe that the total cost of these replacements and upgrades will not have a material adverse effect on our business or results of operations.

         We currently believe that we have substantially identified and resolved all potential Year 2000 problems with our latest versions of our manufacturing execution systems. We cannot assure that all Year 2000 problems affecting the latest versions of our software have been identified or corrected. We have not fully tested earlier versions of our manufacturing execution systems for Year 2000 compliance but have advised customers that we are willing to help make earlier versions of our software Year 2000 compliant. We currently believe that we can make the earlier versions Year 2000 compliant without material financial or human resource cost.

         We have initiated communications with third-party suppliers to resolve issues involving the Year 2000 problem. The majority of our significant suppliers have committed to upgrades to resolve any Year 2000 problems. While we currently expect that we will be able to resolve any significant Year 2000 problems with these systems, we cannot assure that our third-party suppliers will resolve any or all Year 2000 problems before a material disruption to our business or the business of our customers.

         We currently expect to identify and resolve all Year 2000 problems that could have a material adverse effect on our business operations. However, it is not possible to determine with complete certainty that all problems affecting us have been or will be identified or corrected. We are currently developing contingency plans and expect to complete these plans early in 1999. These plans could include accelerated replacement of third-party equipment or software and the hiring of additional personnel to correct any problems.

Reliance on Third-Party Distribution Assistance

         We have a limited number of sales people and a limited number of marketing relationships with third-party distributors. We cannot assure (1) successful expansion of our internal sales force or an increase in the number of relationships with third-party distributors, or (2) successful product marketing by our internal sales force and third-party distributors.

Technical Obsolescence; Changing Requirements for Software Systems

         The software systems' market experiences ongoing, rapid, technological change. When third-party software suppliers (such as Microsoft(R) and Oracle(R)) update their software, we likewise update our systems to make them compatible with the third-party suppliers' software. These design changes can result in significant costs to us that we cannot pass on to our customers. Changes in customer requirements and changes in manufacturing information systems and manufacturing processes effect the market for our software systems. Our ability to update and improve our products will likely have an effect on our ability to successfully market our software systems. While we have been successful in accomplishing product updates to date, there could be a material adverse effect on our business operations and financial condition if we are unable to improve our products to address technological developments, or if we are unable to address our customers' ever-changing requirements.

Competition

         Our business is intensely competitive. We believe that competition in the software market will continue to increase. Companies addressing complementary customer needs may develop or acquire the requisite technology to compete in the software market. Competitors may merge or establish cooperative relationships with each other or with third-parties. These business combinations may increase our competitors' ability to address the needs of our prospective customers. Many of our potential competitors are larger and have greater financial resources and may have more operating flexibility. Increased competition could result in price reductions, reductions in gross margins and loss of market share, any of which could materially and adversely affect our business operations and financial condition. We cannot assure our successful competition with existing or new competitors or that competitive pressures will not materially and adversely affect our business operations and financial condition.

Product Defects; Product Liability

         Our products are used in applications in which errors or failures could have catastrophic results. Consumers may claim that defects in our software systems failed to prevent defects in pharmaceutical products. Certain of our other products are involved in critical health care decision-making processes. We maintain product liability insurance of $10 million for commercial products and $10 million for defense-related products that were produced prior to the sale of our defense-related assets. This insurance is subject to certain deductibles and exclusions. While we believe that our insurance coverage is appropriate, we cannot assure that our insurance coverage is adequate for claims arising out of alleged defects.

Reliance on Single Sources of Supply and Continued Support for Certain Software

         We rely on single sources of supply for certain software, such as Microsoft(R) and Oracle(R), and the continued support for certain software, such as that provided by Microsoft(R) and Oracle(R). If any of such single sources were to become unable to support our requirements, we may not be able to locate acceptable alternative sources of supply on favorable terms or on a timely basis. If any of the continued support for certain software were to become unavailable to us from the single sources of supply, we may not be able to redesign our products to make them compatible with the continued support then offered by our supplier. In the event of any of these situations, we could experience production delays and increased costs. These delays could have a material adverse effect on our business operations and financial condition.

Proprietary Rights

         We believe that our trademarks, copyrights, patents and other proprietary rights are important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our proprietary rights. However, the actions we have taken to establish these proprietary rights may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of our trademarks, copyrights, patents and other proprietary rights. In addition, others may assert rights in our trademarks, copyrights, patents and other proprietary rights.

Dependence on Key Personnel

         We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management team led by Thomas E. Gardner. If Mr. Gardner or other members of the senior management team become unable or unwilling to continue in their present positions, our business and financial results could materially suffer.

Foreign Trade and Currency Exchange Related Risks

         A portion of our revenues is derived from foreign customers and is subject to disruption by political and economic conditions abroad. Currency exchange fluctuations could increase the price of our products to foreign customers or decrease the price of competing foreign products to U.S. customers. Our United Kingdom facility relies on stable values of the pound Sterling. Variations in the value of the pound could affect our costs either positively or negatively. We spend approximately $2.0 million, or 1.2 million pounds Sterling, annually at the current exchange rate. All of our sales contracts are denominated in U.S. dollars and are unaffected by the exchange rates. We do not currently engage in any hedging transactions.

Regulation

         Our customers validate the performance of our systems against FDA standards. Our software systems do not presently require FDA clearance and we do not currently anticipate that our software systems will require FDA approval. If FDA approval were required in the future, and we were unable to obtain such approval on a timely basis, if at all, our business could be materially adversely effected. Some of our current or future products may be considered "medical devices" under FDA regulations. Before we market these products in the U.S., the FDA could require FDA clearance. Obtaining clearance can take substantial time and can require substantial expenditures. Many other countries regulate the manufacture, marketing and use of medical devices in ways similar to the U.S. We cannot assure successful procurement of any required clearances for any products we develop on a timely or cost-effective basis, if at all.

Unlikeliness to Pay Dividends

         We have not paid dividends since 1985. For the foreseeable future, we intend to retain any future earnings for reinvestment in our business.

Effect of Actual or Potential Future Conversions Below Market Price

         Our Series B Preferred Shares may be converted into shares of Class A Common Stock at prices that may be substantially below the market price of the Class A Common Stock at the time of conversion. This potential conversion at below market prices could depress the market price of, and reduce trading activity in our Class A Common Stock.

Dilution

         If all the Series B Preferred Shares, Class B Common Stock and all outstanding options and warrants were converted into the maximum number of shares of Class A Common Stock, the number of shares of Class A Common Stock outstanding would increase by approximately 89.5%. As a result, the existing holders of Class A Common Stock would incur significant dilution in their ownership interests and proportionate voting power.

                              SELLING STOCKHOLDERS


         The following table sets forth certain information about the shares of Class A Common Stock beneficially owned by each of the Selling Stockholders both before and after the sale of shares offered hereby.


                            Shares Beneficially Owned
-------------------------------------------------------------------------------------------------------------------------

                                                 Shares Beneficially
                                                 Owned Before                                    Shares Beneficially
                                                    Offering           Shares to               Owned After Offering
Name                                                Number             be Offered        Number             Percentage(1)
----                                                ------             ----------        ------             ----------

Jesse L. Upchurch (2)                            11,941,519            10,166,666          1,774,853       9.5%
Andrew Sycoff (3)                                360,000               345,000                15,000       *
Brian Zimmerman(4)                               5,000                 5,000                     -0-       -0-
JMG Capital Partners, L.P. (5)(11)               201,884               199,484                 2,400       *
Triton Capital Investments, Ltd.(6)(11)          199,484               199,484                   -0-       -0-
RGC International Investors, LDC(7)(11)          1,690,165             1,595,875              94,290       *
Shepherd Investment International, Ltd. (8)(11)  1,426,778             1,426,778                 -0-       -0-
Stark International(8)(11)                       1,426,778             1,426,778                 -0-       -0-
Societe Generale(9)(11)                          1,925,621             1,925,621                 -0-       -0-
Elara Ltd.(10)(11)                               274,445               274,445                   -0-       -0-
Kris Adriaenssens(12)                            23,000                20,000                  3,000       *
                                                 ------                ------                  -----
     TOTAL                                       19,474,674            17,585,131          1,889,543
----------------


*Represents  less  than 1% of the  total  outstanding  shares  of Class A Common
Stock.


(1) Based on a total of 18,659,738 shares of Class A Common Stock outstanding on January 4, 1999.

(2) The Selling Stockholder is a principal stockholder of Base Ten and also holds a 91% interest in the LLC. Represents the following, which are being registered hereby: (i) 6,666,666 shares held directly by the Selling Stockholder, (ii) 1,000,000 shares issuable upon exercise of a warrant, exercisable at $3.00 per share, held by the Selling Stockholder, and (iii) 2,500,000 shares issued upon conversion of a convertible debenture to a trust of which the Selling Stockholder is trustee. Also represents the following, which are not being registered hereby: (i) 1,018,650 shares held directly by the Estate of Constance Upchurch, of which the Selling Stockholder is the executor and beneficiary, (ii) 231,400 shares held by a corporation of which the Selling Stockholder is the sole shareholder, and
      (iii) 524,803 shares held directly by the Selling Stockholder.

(3) The Selling Stockholder is an employee of Andrew Garrett, Inc, who assisted Base Ten in arranging financing during 1996 and 1998. Represents
      (i) 345,000 shares issuable upon exercise of warrants, exercisable at $3.00 per share, issued for placement agent services, and (ii) 15,000 shares which are not being offered hereby.

(4) The Selling Stockholder is an employee of Andrew Garrett, Inc. who assisted Base Ten in arranging financing during 1996 and 1998. Represents 5,000 shares issuable upon exercise of warrants, exercisable at $3.00 per share, issued for placement agent services.

(5) Represents (i) 162,185 shares, which is 150% of the number of shares issuable upon conversion of Series B Preferred Shares (based on a conversion price of $4.00), (ii) 20,000 shares issuable upon exercise of Series A Warrants, (iii) 17,299 shares issuable upon exercise of Series B Warrants, and (iv) 2,400 shares which are not being offered hereby.

(6) Represents (i) 162,185 shares, which is 150% of the number of shares issuable upon conversion of Series B Preferred Shares (based on a conversion price of $4.00), (ii) 20,000 shares issuable upon exercise of Series A Warrants, and (iii) 17,299 shares issuable upon exercise of Series B Warrants.

(7) Represents (i) 1,297,477 shares, which is 150% of the number of shares issuable upon conversion of Series B Preferred Shares (based on a conversion price of $4.00), (ii) 160,000 shares issuable upon exercise of Series A Warrants, (iii) 138,398 shares issuable upon exercise of Series B Warrants, (iv) 31,290 shares which are not being offered hereby, and (v) 63,000 shares issuable upon exercise of warrants, exercisable at $12.26 per share, which shares are not being offered hereby.

(8) Represents (i) 1,162,752 shares, which is 150% of the number of shares issuable upon conversion of Series B Preferred Shares (based on a conversion price of $4.00), (ii) 140,000 shares issuable upon exercise of Series A Warrants, and (iii) 124,026 shares issuable upon exercise of Series B Warrants.

(9) Represents (i) 1,559,297 shares, which is 150% of the number of shares issuable upon conversion of Series B Preferred Shares (based on a conversion price of $4.00), (ii) 200,000 shares issuable upon exercise of Series A Warrants, and (ii) 166,324 shares issuable upon exercise of Series B Warrants.

(10) Represents (i) 211,848 shares, which is 150% of the number of shares issuable upon conversion of Series B Preferred Shares (based on a conversion price of $4.00), (ii) 40,000 shares issuable upon exercise of Series A Warrants, and (iii) 22,597 shares upon exercise of Series B Warrants.

(11) Includes a portion of approximately 1,906,167 shares that may be issued upon conversion of Series B Preferred Shares, which is 150% of the actual number of shares issuable upon conversion of the Series B Preferred Shares (based on a conversion price of $4.00), which shares have been prorated among the identified Selling Stockholders. Also includes a portion of approximately 1,329,969 shares that may be issued upon exercise of the Series A Warrants and the Series B Warrants. Pursuant to the terms of the Series B Preferred Shares, Series A Warrants and Series B Warrants, no holder of such securities is entitled to receive shares of Class A Common Stock upon conversion or exercise of such securities to the extent that, based upon the Selling Stockholder's other holdings, the number of shares of Class A Common Stock issuable upon conversion or exercise of such securities then being converted or exercised, would result in beneficial ownership by the Selling Stockholder and its affiliates of more than 4.9% of the outstanding Class A Common Stock.

(12) Represents (i) 10,000 shares issuable upon exercise of options, exercisable at $2.00 per share, issued for consulting services, (ii) 10,000 shares issuable upon exercise of options, exercisable at $3.50 per share, issued for consulting services and (iii) 3,000 shares issuable upon exercise of warrants, exercisable at $10.375 per share, which shares are not being offered hereby.

         The information in this table was provided to us by the Selling Stockholders. We agreed to register the Shares for the account of the Selling Stockholders and have filed with the SEC under the Securities Act a Registration Statement on Form S-3, of which this Prospectus is a part, covering the resale of the Shares from time to time.

                                 USE OF PROCEEDS


         We will not receive any of the proceeds from the sale of the Shares. We will, however, receive the exercise prices upon exercise of the Series A Warrants, Series B Warrants and other warrants and options if any of these warrants or options are exercised. These proceeds, if any, will be used for general corporate purposes.


                              PLAN OF DISTRIBUTION


         The Shares offered for resale are not being underwritten, and we will not receive any proceeds from this offering. The Selling Stockholders (or, subject to applicable law, their respective pledges, donees, transferees or other successors in interest) may offer their Shares at various times in one or more of the following transactions:

                  * on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading,

                  *     in the over-the-counter market,

                  *     in  negotiated   transactions  not  on  an  exchange  or
                        over-the-counter market,

                  *     by pledge to secure debts or other obligations,

                  * in connection with the writing of options on the Shares, short sales or in hedging transactions, and

                  *     in a combination of any of the above transactions.

The Selling Stockholders also may sell Shares that qualify under Rule 144 of the Securities Act, where applicable. The Selling Stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if they deem the purchase price to be unsatisfactory at any particular time.

         The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

         The Selling Stockholders, alternatively, may sell all or any part of the Shares offered hereby through an underwriter. No Selling Stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a Selling Stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this Prospectus.

         The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. The foregoing may affect the marketability of the Shares.



         At the time a particular offer of Shares is made by or on behalf of the Selling Stockholders, a prospectus will be delivered to the extent required by the Securities Act.

         We have agreed with the Selling Stockholders, among other things, (i) to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisers to the Selling Stockholders) in connection with the registration and sale of the Shares being offered by the Selling Stockholders, and (ii) to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, as an underwriter or otherwise.

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.
SEC registration fee..........................................    $12,833*
NASDAQ fees and expenses......................................    $35,000
Blue sky fees and expenses....................................         $0*
Printing and engraving costs..................................    $10,000*
Legal fees....................................................    $35,000*
Accounting fees...............................................     $5,000*
Miscellaneous.................................................    $10,000*

        Total.................................................   $107,833*


--------------------------------------------
                     * Estimated



Item 15. Indemnification of Officers and Directors

         Article 9 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

         Any present or future Director or Officer of the Corporation, and any present or future director or officer of any other corporation serving as such at the request of the Corporation, or the legal representative of any such Director or Officer, shall be indemnified by the Corporation against reasonable costs, expenses (exclusive of any amount paid to the Corporation in settlement) and counsel fees paid or incurred in connection with any action, suit or proceeding to which any such Director or Officer or his legal representative may be made a party by reason of his being or having been such Director or Officer; provided that, (1) said action, suit or proceeding shall be prosecuted against such Director or Officer or against his legal representative to final determination, and it shall not be finally adjudged in said action, suit or proceeding that he had been derelict in the performance of his duties as such Director or Officer, or (2) said action, suit or proceeding shall be settled or otherwise terminated as against such Director or Officer or his legal representative without a final determination on the merits and it shall be determined by a majority of the members of the Board of Directors who are not parties to said action, suit or proceeding, or by a person or persons specially appointed by the Board of Directors to determine the same that said Director or Officer has not in any substantial way been derelict in the performance of his duties as charged in such action, suit or proceeding. The foregoing right of indemnification shall not be exclusive of other rights to which such Director or Officer or legal representative may be entitled by law, and shall inure to the benefit of the heirs, executors or administrators of such Director or Officer.

         Article 10 of Base Ten's Restated Certificate of Incorporation, as amended, provides as follows:

         No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except for liability for any breach of duty based upon an act or omission (a) in breach of such director's or officer's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such director or officer of an improper personal benefit. As used in this Article, an act or omission in breach of a director's or officer's duty of loyalty means an act or omission which such director or officer knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which such director or officer has a material conflict of interest.

         The provisions of this Article shall be effective as and to the fullest extent that, in whole or in part, they shall be authorized or permitted by the laws of the State of New Jersey. No repeal or modification of the provisions of this Article nor, to the fullest extent permitted by law, any modification of law shall adversely affect any right or protection of a director or officer of the corporation which exists at the time of such repeal or modification.

         Article X of Base Ten's By-Laws, as amended, entitled "Indemnification:
Insurance," provides as follows:

         Section 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer of the Corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the maximum extent permitted by law, and shall advance expenses incurred by such person in any such action to the maximum extent permitted by law accordance with the procedures provided by applicable law.

         Section 2. To the extent, according to standards and in such manner as the Board of Directors may direct pursuant to and in accordance with applicable law in the particular case, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation) by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement.

         Section 3. The indemnification provided by this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of stockholder or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         Section 4. The Corporation, acting by its Board of Directors, shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article X. Nothing in this
         Section 4 shall obligate the Corporation to indemnify any person to any extent other than as provided in Sections 1, 2, 3 and 4 of this Article X.

         Statutory authority for indemnification of and insurance for Base Ten's directors and officers is contained in the New Jersey Business Corporation Act ("the Act"), in particular, Section 14A:3-5 of the Act, the material provisions of which may be summarized as follows:

         Directors and officers may be indemnified in non-derivative proceedings against settlements, judgments, fines and penalties and against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and also, in a criminal proceeding, he must have had no reasonable cause to believe that his conduct was unlawful. In derivative proceedings such persons may be indemnified against reasonable expenses (including counsel fees) where the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, but not against settlements, judgments, fines or penalties except that, without a court determination as to entitlement to indemnity, no indemnity may be provided to a person who has been adjudged liable to the corporation. In all cases, the Act provides that indemnification may only be made by the corporation (unless ordered by a court) only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct required of the person, requires a person to be indemnified for reasonable expenses (including counsel fees) to the extent he has been successful in any proceeding and permits a corporation to advance expenses upon an undertaking for repayment if it shall be ultimately determined that the director or officer is not entitled to indemnification. The indemnification and advancement of expenses provided by or granted pursuant to the Act is not exclusive of other rights of indemnification to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders or otherwise. However, no indemnification may be made to or on behalf of a director or officer if a final adjudication adverse to the director or officer establishes that the director's or officer's acts or omissions were in breach of his duty of loyalty to the corporation or its shareholders, were not in good faith or involved a knowing violation of law, or resulted in receipt by the director or officer of an improper personal benefit. A corporation may purchase and maintain insurance on behalf of any directors and officers against expenses incurred in any proceeding and liabilities asserted against them by reason of being or having been a director of officer, whether or not the corporation would have the power to indemnify the directors or officers against such expenses and liabilities under the statute.

         Each of the officers and directors of Base Ten is insured against certain liabilities which he might incur in his capacity as an officer or director of Base Ten or its subsidiaries pursuant to a Directors and Officers Insurance and Company Reimbursement Policy issued by National Union Fire Insurance Company of Pittsburgh, PA., Zurich Insurance Company of Philadelphia, PA and Genesis Insurance Company of White Plains, NY. The general effect of the policy is that if any claims are made against officers or directors of Base Ten or its subsidiaries or any of them for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, to the extent Base Ten or its subsidiary has properly indemnified such officers and directors, the insurer will, subject to the retention amount, reimburse Base Ten or its subsidiary for 100% of any Loss (as defined in the policy). In addition, to the extent that Base Ten or its subsidiary has not indemnified an officer or director, the insurer will, subject to the retention amount, pay on behalf of such officer or director 100% of the Loss. Defense Costs (as defined in the Policy) are part of Loss and are subject to the limits of the policy.

         The retention amount under the policies is $200,000 for SEC-related matters and $100,000 for all other matters. The retention amount is first applied to Base Ten or its subsidiary. The retention amount is not applicable to officers or directors if Base Ten or its subsidiary is not permitted or required to indemnify the officers or directors. If, however, Base Ten or its subsidiary is permitted or required to indemnify the officers or directors, then the retention amount does apply to them.

         Under the policy, the term "Wrongful Act" means any actual or alleged error, or misstatement, or misleading statement, or act, or omission, or neglect or breach of duty by the directors or officers in their capacities as such, individually or collectively, or any matter claimed against them solely by reason of their being directors or officers of Base Ten or its subsidiaries, except that certain claims are excluded by the terms and conditions of the policy. The term "Loss" means damages, judgments, settlements and Defense Costs. The term "Defense Costs" means reasonable and necessary fees, costs and expenses consented to by the insurer resulting solely from the investigation, adjustment, defense and appeal of any claim against any director or officer, but excluding salaries of officers or employees of Base Ten or its subsidiaries.


Item 16. Exhibits.

         The  following  documents  are filed as Exhibits  to this  Registration
Statement:



Exhibit
Number   Exhibit

    5     Opinion of Pitney, Hardin, Kipp & Szuch                            **

    23(a) Consent of Deloitte & Touche LLP

    23(b) Consent of Pitney, Hardin, Kipp & Szuch (contained in Exhibit 5)   **

    24    Power  of  Attorney
                                                                             **

---------------------


*   Included elsewhere in this Registration Statement.
**  Previously filed.



Item 17. Undertakings.


         1.       The undersigned registrant hereby undertakes:

                  (A) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;


                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  Provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (B) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (C) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions discussed in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Trenton, State of New Jersey, on the 2nd day of March, 1999.

            BASE TEN SYSTEMS, INC.


    THOMAS E. GARDNER                      WILLIAM F. HACKETT
By:---------------------------------    By:-------------------------------------
  Thomas E. Gardner                        William F. Hackett
  Chief Executive Officer                  Chief Financial Officer
 (Principal Executive Officer)             (Principal Accounting Officer)


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                                                     Title                              Date


By: THOMAS E. GARDNER                      President, Chief Executive                March 2, 1999
---------------------------------------    Officer and Chairman
    Thomas E. Gardner


By:  ALEXANDER M. ADELSON *                Director                                  March 2, 1999
---------------------------------------
    Alexander M. Adelson


By: WILLIAM H. SWORD *                     Director                                  March 2, 1999
---------------------------------------
    William H. Sword


By: ALAN S. POOLE *                        Director                                  March 2, 1999
---------------------------------------
    Alan S. Poole


By:                                        Director                                  March __, 1999
---------------------------------------
    David C. Batten


By: CARL W. SCHAFER *                      Director                                  March 2, 1999
---------------------------------------
    Carl W. Schafer


       THOMAS E. GARDNER
------------------------------------------
* By:  Thomas E. Gardner as attorney-in-fact


                                  EXHIBIT INDEX
Exhibit
Number   Exhibit

    5     Opinion of Pitney, Hardin, Kipp & Szuch                          **

    23(a) Consent of Deloitte & Touche LLP

    23(b) Consent of Pitney, Hardin, Kipp & Szuch (contained in Exhibit 5) **


    24    Power  of  Attorney
                                                                           **

---------------
*    Included elsewhere in this Registration Statement.
**   Previously filed.